Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2007

(in millions)

	Travelport		Pro Forma
	Limited	Worldspan	Adjustments		Pro Forma

Assets
Current assets
Cash and cash equivalents	$315	$92	$—		$407
Accounts receivable, net	461	89	—		550
Deferred income taxes	9	—			9
Other current assets	195	11	(10	)(a)	196

Total current assets	980	192	(10)		1,162

Property and equipment, net	486	89	151	(e)	665
			(61	)(a)
Intangible assets	4,458	506	638	(a)	5,451
			(151	)(e)
Deferred income taxes	12	—	—		12
Other non-current assets	369	179	(123	)(a) (b)	460
			35	(a) (d)

Total assets	$6,305	$966	$479		$7,750

Liabilities and equity
Current liabilities:
Accounts payable	$425	$12	$—		$437
Accrued expenses and other current liabilities	981	151	(14	)(a) (c)	1,118
Current portion of long-term debt	24	7	(7	)(a)	24
Current portion of capital lease obligations	—	12	—		12
Deferred income taxes	14	—	—		14

Total current liabilities	1,444	182	(21)		1,605

Long-term debt	3,546	1,194	96	(a)	4,586
			(250	)(a) (b)
Long-term portion of capital lease obligations	—	56	—		56
Deferred income taxes	240	—	—		240
Tax sharing liability	138	—	—		138
Other non-current liabilities	154	62	(6)		210

Total liabilities	5,522	1,494	(181)		6,835

Total equity	783	(528)	132	(a) (b)	915
			528	(a)

Total liabilities and equity	$6,305	$966	$479		$7,750

(a)	The pro forma adjustments give effect to the proposed acquisition of Worldspan by Travelport and the allocation of the preliminary purchase price of $1.3 billion.

In accordance with the merger agreement, the proceeds from the new Travelport term loans to be used to repay the
$950 million Worldspan long-term debt. The excess of the preliminary purchase price less amounts used to pay Worldspan long term debt of $950 million, Travelport's Payment In Kind ("PIK") notes which were forgiven of $250 million a and capitalized transaction costs of $35 million over the historical June 30, 2007 Worldspan stockholders deficit balance of $528 million, plus fair value adjustments of $110 million results in estimated incremental goodwill and intangible assets of $699 million.

Reflects the following fair value adjustments made in connection with preliminary fair value established in purchase accounting:

	Reduction to book value of Technology Assets to fair value	61
	Increase investments to fair value	(2)
	Establish restructuring liability for retention plan and known terminations	17
	Adjustment to fair value of other liabilities	(3)
	Adjustment to eliminate unfavorable contract between OWW and Worldspan	(30)
		43

Upon updating the perliminary allocation of the Worldspan purchase price, there may be adjustments to depreciable and amortizable assets that could have a material impact on the balance sheet and statements of operations.

	The amounts reflected as Worldspan goodwill and other intangible assets and related amortization expense in the pro forma financial information is subject to change.

(b)

Reflects forgiveness of the $125 million PIK note issued by Worldspan to Travelport and the $125 million PIK note issued by Worldspan to a parent affiliate of Travelport. The $125 million PIK note issued to Travelport is eliminated from the balance sheet of Travelport and the $125 million PIK note issued to a parent affiliate of Travelport plus accrued interest is recorded as a capital contribution.

(c)	Reflects elimination of $14 million of interest accrued on the $250 million PIK notes issued by Worldspan for the six months ended June 30, 2007.

(d)	Reflects estimated transaction fees directly related to the acquisition of Worldspan by Travelport.

(e)	Reclassification of developed technology asset reflected as an intangible asset by Worldspan as PP&E by Travelport.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS DATA

FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Travelport		Pro Forma
(in millions)	Limited	Worldspan	Adjustments		Pro Forma

Net revenue	$1,392	$390	(24	)(a)	$1,758

Costs and expenses:
Cost of revenue	561	259	(24	)(a)	786
			(10	)(b)
Selling, general and administrative	573	47	(13	)(b)	607
Separation and restructuring charges	29	—	—		29
Depreciation and amortization	108	18	23	(b)	149
Other expense	2	—	—		2
Total operating expenses	1,273	324	(24)		1,573

Operating income	119	66	—		185
Interest expense, net	(167)	(51)	6	(c)	(219)
			(7	)(d)

Income (loss) before income taxes	(48)	15	(1)		(34)
Provision (benefit) for income taxes	6	5	—	(e)	11
Net income (loss)	$(54)	$10	$(1)		$(45)

(a)	Reflects elimination of inducements paid by Worldspan to Orbitz
(b)	Reclassification of depreciation and amortization expense to conform to Travelport presentation.
(c)	Represents pro forma interest expense resulting from the proposed debt structure resulting from the planned acquisition of Worldspan using the applicable interest rates as follows:

	Six Months Ended
	June 30,
(in millions)	2007
Interest on new funded indebtedness	40.9	(1)
Capital lease obligations assumed	2.8	(2)

Total cash interest expense	43.7
Amortization of capitalized debt issuance costs	1.6	(3)

Total pro forma interest expense	45.3
Less historical interest expense, net	(50.9)

Total pro forma interest expense adjustment	(5.6)

(1) Reflects pro forma interest expense on a $1,040 million U.S. dollar-denominate term loan facility at an assumed interest rate if LIBOR of 5.36% plus 2.5%. This is based on rates of the existing Travelport floating rates notes.

(2) Reflects historical interest expense on assumed capital lease obligations.

(3) Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related facilities.

(d)	Eliminate intercompany interest income on PIK note
(e)	Represents the tax effect of the pro forma adjustments calculated at an assumed applicable statutory rate.